SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                              FORM SB-2

                        REGISTRATION STATEMENT
                              UNDER THE
                        SECURITIES ACT OF 1933


                        GENTOR RESOURCES, INC.
            (Name of small business Issuer in its charter)

       Florida                1000               20-2679777

  (State or other      (Primary Standard     (I.R.S. Employer
  jurisdiction of          Industrial        Identification No.)
  incorporation or     Classification Code
   organization)             Number)

                          1 Alder Gulch Road
                     Virginia City, Montana 59755
                            (406)843-5383

(Address and Telephone Number of Principal Executive Offices and
                     Principal Place of Business)


                    Lloyd J. Bardswich, President
                       Gentor Resources, Inc.
                          1 Alder Gulch Road
                     Virginia City, Montana 59755
                            (406)843-5383

      (Name, Address and Telephone Number of Agent for Service)

                              Copies to:
                       Edward H. Gilbert, Esq.
                       Edward H. Gilbert, P.A.
                  5100 Town Center Circle, Suite 430
                      Boca Raton, Florida 33486
                       (561) 361-9300 Ext. 202

<PAGE i>

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

                   CALCULATION OF REGISTRATION FEE

 Title of     Amount to    Proposed    Proposed     Amount of
 each class   be           maximum     maximum      registration
     of       registered   offering    aggregate    fee
 securities                price per    offering
   to be                   Share (1)    price (1)
 registered

Common        200,000        $5.00     $1,000,000     $117.70
Stock,        shares
$.0001 par
value


(1)  Estimated solely for purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become

<PAGE ii>

effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

<PAGE iii>

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Subject to completion, dated December 15, 2005

                              Prospectus
                        Gentor Resources, Inc.

                    200,000 shares of Common Stock
                           $5.00 per share

                      Per Share       Minimum         Maximum

Initial Offering             $5.00        $175,000     $1,000,000
Price to Public

Commissions                  $0.00              $0             $0

Proceeds to
Gentor Resources             $5.00        $175,000     $1,000,000


This is our initial public offering. There has never been a public market for our common stock, and we have arbitrarily determined the offering price.

We are offering the shares on a "best efforts" basis. We are making the offering through our president, who will not be compensated for offering the shares. Any prospective purchaser will be required to purchase a minimum 1000 shares. All proceeds from the offering will be deposited into a non-interest bearing special receipts account in our name, and unless we receive paid subscriptions for at least 35,000 shares by May 31, 2006, no shares will be sold and all proceeds held in the special receipts account will be returned to subscribers without interest. If we receive paid subscriptions for at least 35,000 shares by May 31, 2006, we will transfer those proceeds from the special receipts account to our general operating account. Any proceeds that we receive after the receipt of proceeds from the sale of 35,000 shares will be deposited directly into our general operating account. If we sell at least 35,000 shares by May

<PAGE 1>

31, 2006, we may extend our offering until the earlier of September 30, 2006 or the time that all 200,000 shares are sold.

An investment in the shares involves substantial risks and is speculative. See "Risk Factors" beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.

Any representation to the contrary is a criminal offense.

          The date of this prospectus is December 15, 2005

<PAGE 2>

In making a decision whether to buy our common stock, you should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with any different or other information. The information in this prospectus may only be accurate on the date of this prospectus.

<PAGE 3>

                          PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. Before deciding whether to invest in our common stock, you should carefully read the entire prospectus. In this prospectus, references to "we," "us" and "our" refer to Gentor Resources, Inc.

Our Proposed Business

We are in the business of gold exploration. We entered into a Mining Exploration and Option Agreement (the "Option Agreement") with Hartmut W. and Inga M. Baitis (the "Claim Owner"), which Option Agreement relates to six (6) unpatented mining claims, Gold #1 through Gold #6 (collectively, the "Subject Claims") owned by the Claim Owner within the Delmoe Lake Property in Jefferson County, Montana (the "Property"). The Claim Owner is unrelated to us.

A memorandum of our Option Agreement has been recorded in the public records of Jefferson County, Montana. Our Option Agreement grants us a mining lease and provides us with an exclusive option to purchase the Subject Property. The purchase price of the Subject Property is $1,000,000, along with a 2% Net Smelter Return Royalty.

We made an initial payment of $7,500 upon execution of the Option Agreement. An Additional payment of $7,500 is due on the first anniversary date of the Option Agreement with additional payments of $10,000 each due on each the next two subsequent anniversary date and with additional payments of $15,000 each due on each subsequent anniversary date until the Purchase Price is paid or the Option Agreement is terminated or cancelled.

In addition to the payments we are required to pay to the Claim
Owner, we are required to pay $750.00 per annum to the United States Department of the Interior, Bureau of Land Management in order to retain the Subject Claims.

The 120 acre Delmoe Lake Property is located in southwest Montana approximately 25 miles east of Butte in Sections 14 and 15, Township 3 North, Range 6 West, within the Homestake Mining District of Jefferson County, Montana. The Delmoe Lake Property is located on the southeast flank of the Boulder Batholith. A major

<PAGE 4>

northeast-southwest trending lineament is immediately adjacent to the mineralized area.

Little information is available on the history of the Delmoe Lake Property or surrounding area prior to 1981. In September of 1981, Noranda Exploration Company conducted surface and underground chip and channel sampling. Noranda sampling of narrow (2 to 3 feet) quartz-pyrite veins showed high-grade results up to 0.612 oz/ton gold. Under the supervision of the Claim Owner, 18 samples were collected of which 5 were from underground workings. Independence Mining carried out a sampling program in 1992 consisted of 17 samples. Their sampling confirmed the previous Noranda results. The potential economic significance of the Subject Claims is based upon the sampling results previously reported. The Subject Claims have not yet been explored by us and until we are able to validate otherwise, the Property is without known reserves.

The Property is accessed by 13 miles of improved and unimproved gravel road off of Interstate Highway 90. Butte Montana, a major regional center with a population of estimated 40,000 and a domestic airport, is located approximately 25 miles to the west. A 2 mile 4-wheel drive road would be used to access the Property from Delmoe Lake, but such road will require work to provide access for heavy equipment.

Infrastructure in the region around the Property appears to be good with nearby power, phone, services, hotels, restaurants, housing and an extensive pool of skilled labor. Cellular service is available at the Property. The Property is at an altitude of between 6,600 and 7,200 feet and consists of mountainous terrain dropping south-westward into the Delmoe Lake basin. The area is forested predominately by lodge pole pine. Weather conditions include snowfalls as early as September until as late as early June.
Average precipitation is estimated at 25 inches per annum. Temperatures range from -50O F in January to +80O F in July.

We are an exploration stage company and there is no assurance that commercially viable gold-bearing mineral deposits exist on any of the Subject Claims. Our objective is to conduct a two Phase exploration program on the Subject Claims to assess whether they possess any commercially viable gold-bearing mineral deposits. Although certain historical data reports the presence of

<PAGE 5>

gold-bearing mineral deposits, we cannot provide any assurance that the Subject Claims will prove commercially viable.

Our plan is to complete the first Phase of our exploration program in order to confirm historical reports about our claims. We anticipate that the cost to undertake Phase 1 of our exploration program is approximately $140,000.00. We anticipate that the work included as part of Phase 1 of our exploration program will include surface geologic mapping, sampling, survey control, road rehabilitation, adit rehabilitation and trenching with subsequent mapping, sampling and analysis, soil survey, permitting and bonding. If Phase 1 of our exploration program is successful, we expect to proceed with a second Phase of our exploration program. Phase 2 of our exploration program is expected to include further excavation, drilling and engineering studies, and is expected to cost us approximately $250,000.00. Until we have completed Phase 2 of our exploration program, we can not determine if commercially viable gold deposits exist within the Subject Claims. If we receive at least the minimum proceeds of our offering, we will have adequate funds to complete Phase 1 of our exploration program, but we will not have sufficient funds to proceed with Phase 2 of our exploration program. If we receive the maximum proceeds of our offering we will have sufficient funds to complete Phase 2 of our exploration program.

Depending upon the receipt of proceeds of our offering and permissible weather conditions, we expect to commence Phase 1 of our exploration program during the month of June of the calendar year 2006 and we anticipate that Phase 1 will be concluded within three months after commencement. Until we complete Phase 1 of our exploration program, we are unable to determine when or if Phase 2 of our exploration program would commence. Should we undertake Phase 1 of our exploration program and if the results thereof do not confirm historical results, we anticipate that we will not terminate the Option Agreement and hope for higher gold prices, provided that we have adequate funds to do so. Additionally, if Phase 1 of our exploration program does not produce favorable results, we intend to acquire new claims for exploration, if we have the adequate funds to do so.

To date our founders, Arnold T. Kondrat and Lloyd J. Bardswich have contributed an aggregate of $50,000 to our capital in exchange for

<PAGE 6>

which we have issued 450,000 and 50,000 shares of our common stock, respectively to such parties.

Since our inception, we have not generated any revenues, and we have incurred losses. We have not yet commenced operations, and our auditors have, as part of their report on our financial statements, included a "going concern opinion". A "going concern opinion" expresses substantial doubt as to our ability to continue as a going concern. Currently, we are entirely reliant upon receipt of at least the minimum proceeds of our offering to commence our proposed operations.

Corporate Information

We are a Florida corporation formed on March 24, 2005.

Our executive offices are located at 1 Alder Gulch Road, Virginia
City, Montana 59755, and our telephone number is(406)843-5383.

Our Offering

Common stock offered by us      Up to 200,000 shares.  The
                                minimum purchase is 1,000
                                shares.

Public offering price of        $5.00 per share.
shares being offered by us

Offering Period                 Unless we receive paid
                                subscriptions for at least
                                35,000 shares by May 31, 2006,
                                no shares will be sold and all
                                proceeds will be returned to
                                subscribers without interest.
                                If we sell at least 35,000
                                shares by that date, we may
                                extend our offering until the
                                earlier of September 30, 2006
                                or the time that all 200,000
                                shares are sold.

<PAGE 7>

Common stock to be outstanding  535,000 shares if 35,000 shares
after the offering              are sold or 700,000 shares if
                                200,000 shares are sold.

Use of proceeds                 We intend to use the net
                                proceeds primarily to undertake
                                our exploration program as to
                                the Subject Claims and to pay
                                our operating expenses and for
                                other general corporate
                                purposes. See "Use of Proceeds."

We initially intend to offer our shares in the states of Florida and New York, although we may expand our offering to other states.


Summary Financial Information

BALANCE SHEET

                                             September 30, 2005

TOTAL CURRENT ASSETS                                      $19,365

TOTAL ASSETS                                              $19,365



TOTAL CURRENT LIABILITIES                                 $31,703

TOTAL LIABILITIES                                         $31,703



STOCKHOLDERS' EQUITY (DEFICIENCY)                       ($12,338)



TOTAL LIABILITIES AND STOCKHOLDERS'                       $19,365
EQUITY (DEFICIENCY)

<PAGE 8>

INCOME STATEMENT

                                             From inception to
                                             September 30, 2005

INCOME

OPERATING INCOME                                               $0

INTEREST INCOME                                              $106


TOTAL INCOME                                                 $106


OPERATING EXPENSES                                        $19,309

OTHER EXPENSES -                                          $43,135


TOTAL EXPENSES                                            $62,444


NET LOSS                                                  $62,338



NET LOSS PER SHARE                                          $0.12




                             RISK FACTORS

An investment in our common stock involves substantial risks. You should consider carefully the following information about these risks, together with the financial and other information contained in this prospectus, before you decide whether to buy our common stock. If any of these risks actually occur our financial condition and results of operations would likely not permit us to continue to operate and our business could fail. In such case, you might lose all or part of your investment.

<PAGE 9>

RISKS RELATED TO OUR PROPOSED BUSINESS

Because we have only recently commenced business and have a limited operating history there is no basis upon which you can evaluate our proposed business and prospects.

     * We were incorporated under the name Gentor Resources, Inc. on March 24, 2005, and to date have been involved primarily in organizational activities and obtaining our Option Agreement.

     * We have not begun the exploration of our Subject Claims, and there is no way to evaluate the likelihood of whether we will be able to operate our proposed business successfully.

     * If our business fails to develop in the manner we have anticipated, you will lose your investment in the shares.

     * If our business develops our officer may be unable to effectively or efficiently operate our business in which event you will lose your investment in the shares.

Because we just recently commenced our business, our prospects for success must be considered in the light of the extraordinary risks, unforeseen expenses and problems that newly formed mineral exploration companies normally encounter.

     * The creation, execution and maintenance of our plans for our business operation are based solely upon the opinion of our management and may not have adequately anticipated unforseen expenses and other problems that newly formed mineral exploration companies normally encounter. If we have failed to adequately address business commencement risks, our business will not develop or grow, and you will lose your investment in the shares.

     * New mineral exploration companies are traditionally subject to high rates of failure.

<PAGE 10>

     * New mineral exploration companies can be expected to encounter unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates.

As a newly formed mineral exploration company, we will be required to implement our proposed business, and if we are unable to do so you will lose your investment in the shares.

     * The likelihood of success must be considered in the light of problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake.

     * We can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations.

     * If we are unsuccessful in implementing exploration plans or those plans prove unsuccessful our business will likely fail and you will lose your entire investment in the shares.
As a newly formed mineral exploration company, we will be required to anticipate and handle potential growth and we may not be able to do so in which event you will lose your investment in the shares.

     * If our Subject Claims prove successful, our potential for growth will place a significant strain on our technical, financial and managerial resources. We may have to implement new operational and financial systems and procedures, and controls to expand, train and manage employees and to coordinate our technical and accounting staffs, and if we fail to do so you will lose your investment in the shares.

Because of the limited capital available to us for the foreseeable future, we may not have sufficient capital to implement our business plan.

     * We are obligated to pay our operating expenses as they arise, including required annual fees to the State of

<PAGE 11>

          Florida. If we sell any of our shares in this offering, we will incur legal and accounting expenses to comply with our reporting obligations to the SEC. If we fail to pay any of the forgoing, we may be forced to cease our business operations.

     * If we receive the proceeds of the sale of the minimum number of our shares, we will be able to continue with our limited our operations, and we will be able to undertake Phase 1 of our exploration plans, but we will not be able to undertake Phase 2 of our exploration plans.

     * If we receive the proceeds of the sale of the maximum number of our shares, we will be able to implement our proposed business plan, and we anticipate that we will have sufficient funds to continue our proposed business operations for at least 12 months.

If we need to raise additional funds, the funds may not be available when we need them. We may be required to provide rights senior to the rights of our shareholders in order to attract additional funds and, if we use equity securities to raise additional funds dilution to our shareholders may occur.

     * To the extent that we require additional funds, we cannot assure you that additional financing will be available when needed on favorable terms or at all, and if the funds are not available when we need them, we may be forced to terminate our business.

     * If additional funds are raised through the issuance of equity securities, the percentage ownership of our existing stockholders will be reduced; and those equity securities issued to raise additional funds may have rights, preferences or privileges senior to those of the rights of the holders of our common stock.

If we fail to make required payments under the Option Agreement or to the United States Department of the Interior, Bureau of Land
Management, we will lose the right to the Subject Claims.

     * In order to maintain our rights under the Option Agreement we must timely make annual payments to the Claim Owner and

<PAGE 12>

          to the United States Department of the Interior, Bureau of Land Management , and if we fail to do so we will lose our option as the Option Agreement will be terminated.

     * If our Option Agreement is terminated we may be forced to cease our business operations in which event you will lose your investment in the shares.

If our exploration program provides results indicating a commercially viable gold deposits exist within the Subject Claims we will be required to raise substantial additional capital or locate a joint venture partner in order to achieve production and generate revenue from such deposits.

     * If the initial results of our exploration program are successful, we may try to enter a joint venture agreement with a partner for the further exploration and possible production from any mineral deposits within the Subject Claims.

     * If we entered into a joint venture agreement, we would likely be required to assign a percentage of our interest in the Subject Claims to the joint venture partner.

     * If we are unable to enter into a joint venture agreement with a partner, or if we are otherwise unable to raise substantial additional capital, our business may fail and you will lose your entire investment in the shares.

Most, if not all, of our competition will be from larger, more well established and better financed companies, and if we are unable to successfully compete with other companies our business will fail.

     * If we are able to implement our business operations, substantially all of our competitors will have greater financial resources, technical expertise and managerial capabilities than we do.

     * If we are unable to overcome such competitive disadvantages, we will be forced to cease our business

<PAGE 13>

          operations and you will lose the investment in the shares.

We currently have no employees other than our officer, we have no employment agreement with our officer, our officer serves on a part-time basis, we cannot pay our officer any compensation, and if our officer were to leave our employ, our business could fail.

     * Because our ability is engage in business is dependent upon, among other things, the personal efforts, abilities and business relationships of our officer, if our officer were to terminate employment with us or become unable to provide such services before a qualified successor, if any, could be found, our business could fail.

     * Our current officer does not provide full time services to us, and we will not have full-time management until such time, if ever, as we engage employees on a full-time basis.

     * We do not maintain "key person" insurance on our officer, and if our officer were to die or become disabled, we do not have any insurance benefits to defer the costs of seeking a replacement.

We may be unable to attract or retain employees in which event our business could fail.

     * Competition for personnel in the junior mineral exploration industry is intense. Because of our limited resources, we may not be able to compensate our employees
          at the same level as our competitors.   If we are unable
          to attract, retain and motivate skilled employees, our business could fail.

     * We cannot assure you that we will have the financial resources to hire full-time personnel when they are needed or that qualified personnel will then be available, and if we are unable to hire full-time personnel when they are needed, our business could fail.

<PAGE 14>

As a result of the speculative nature of mineral property exploration, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.
     * Exploration for minerals is a speculative venture necessarily involving substantial risk. We can provide you with no assurance that our Subject Claims contain any commercially exploitable reserves.
     * The exploration work that we intend to conduct on the Subject Claims may not result in the discovery of commercial quantities of gold.
     * Problems, such as unusual and unexpected rock formations and other conditions, are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan and you would lose your entire investment in the shares.

There are inherent dangers involved in mineral exploration, and, as a result, there is a risk that we may incur liability or damages as we conduct our business.

     * The search for valuable minerals involves numerous hazards and risks, such as cave-ins and pollution liability.

     * We may be unable or unwilling to obtain insurance against such hazards and risks. We currently have no insurance, and we not expect to obtain any such insurance in the foreseeable future.

     * If we were to incur such a hazard or risk, the costs of overcoming same may exceed our ability to do so, in which event we could be required to liquidate all our assets and you will lose your entire investment in the shares.

If our exploration program is able to confirm commercial concentrations of gold on our Subject Claims, we are unable to provide any assurance that we will be able to successfully place any of the Subject Claims into commercial production.

<PAGE 15>

     * Reports indicate that our Subject Claims contained detectable levels of gold in the past.

     * If our exploration programs are successful in confirming deposits of commercial tonnage and grade, we will require a joint venture partner or additional funds in order to place the Subject Claims into commercial production.

     * In such an event, we may be unable to locate a joint venture partner or obtain any required funds, in which event you may lose your entire investment in the shares.

Because access to our Subject Claims is often restricted by inclement weather, we may be delayed in implementing or continuing with our exploration, as well as, with any future mining efforts.

     * Access to the Subject claims may be hindered during the period between December and April of each year due to inclement weather conditions in the area. As a result, any attempts to visit, test, or explore the Subject Claims are largely limited to a few months of the year when weather permits such activities.

     * These limitations can result in significant delays in our exploration efforts, as well as, any mining and production in the event that commercial amounts of minerals are found. Such delays can result in our inability to meet our obligations under the Option Agreement. Such failures could cause our business to fail and you would lose the entire investment in the shares.

As we undertake exploration of our Subject Claims, we will be subject to compliance of government regulation that may increase the anticipated time and cost of our exploration program.

     * There is much governmental regulation that materially affects the exploration of minerals. We will be subject to the mining laws and regulations of the State of Montana and the United States.

<PAGE 16>

     * We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with applicable law.

     * Our planned exploration program budgets provide amounts for anticipated regulatory compliance, however, there is a risk that the amounts budgets may be inadequate due to errors, omissions or additional regulations, any one of which prevent us from carrying out our exploration program.

Market factors in the mining business are out of our control. As a result, we may not be able to market any minerals that may be found.

     * The mining industry, in general, is intensively competitive, and we are unable to provide any assurance that a ready market will exist of the sale of any gold, even if we commercial quantities of gold are discovered within the Subject Claims.

     * Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.

     * The exact effect of these factors cannot be accurately predicted, but the impact or any one or a combination thereof may result in our inability to generate any revenue, in which event you will lose your entire investment in the shares.

Our independent auditor has substantial doubt as to our ability to continue as a going concern.

     * Our financial statements have been prepared on the assumption that we will continue as a going concern, but if we fail to continue as a going concern, you will lose your investment in the shares.

<PAGE 17>

     * The report of our independent auditor refers to the substantial doubt as to our ability to continue as a going concern.

RISKS RELATED TO THIS OFFERING

We have arbitrarily determined the offering price of our shares and you may never be able to recoup your investment in our shares.

     * The public offering price for the shares was determined solely by us and bears no relationship to our book value, projected earnings, results of operations, net asset value or any other objective criterion of value.

There has not been and may never be a viable public market for our common stock, and if a viable public market does not develop, you will not be able to sell your shares easily, if at all.

     * There has not been a trading market for our shares, and we cannot predict the extent to which investor interest in our company will lead to the development of a trading market for our shares or how liquid that market might be.

     * If a trading market for our shares develops, the public offering price for the shares may not be indicative of prices that will prevail in such market. The market price of our common stock, if any, may decline below the public offering price.

If any of our shares were to become eligible for public sale after this offering, same can be expected to adversely affect the price that will prevail in the trading market, if one develops.

     * If a public market develops for our common stock, sales of significant amounts of our common stock in the public market or the perception that such sales will occur could materially adversely affect the market price of the common stock or our ability to raise capital through future offerings of equity securities.

<PAGE 18>

     * None of the holders of our common stock have agreed, in writing or otherwise, to refrain from publicly selling their shares of our common stock when they are entitled to do so.

Investors in the shares will incur substantial immediate dilution.

     * The public offering price of the shares is substantially higher than the net tangible book value per share of the shares immediately after the offering.

     * If you purchase our shares as part of this offering, you will incur immediate dilution of approximately $4.64 per share in the net tangible book value per share of common stock from the price you paid for the shares if 35,000 shares are sold or $3.54 per share if 200,000 shares are sold.

Our Board of Directors may issue shares of "blank check" preferred stock which may result in substantial dilution to Investors.

     * Without further action by the stockholders, our Board of Directors can issue up to 500,000 shares of preferred stock with such dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and other rights as may be determined appropriate by our Board of Directors.

     * If such preferred stock were issued, the holders of our common stock could, among other things, experience substantial dilution, and the voting power, dividend receipt and liquidation rights of the common stock could be adversely affected.

The interests of our controlling stockholders could conflict with those of our other stockholders which could result in the loss of your investment in our shares.

     * Following completion of this offering, our present shareholders will own or control more than a majority of our outstanding common stock.

<PAGE 19>

     * Our present shareholders may be able to influence the outcome of shareholder votes, including votes concerning the election of directors, amendments to our charter and bylaws, and the approval of significant corporate transactions such as a merger or sale of our assets. In addition, that controlling influence could have the effect of delaying, deferring or preventing a change in control of our company.

We have never paid dividends to our shareholders, and we do not anticipate that we will pay any dividends to our shareholders in the foreseeable future.

     * Our future policy on payment of dividends will be determined by our Board of Directors based upon a consideration of our earnings, if any, our future capital needs and other relevant factors.

We have discretion in the application of proceeds of this offering.

     * We have identified our intended uses for the net proceeds of this offering, and we expect to apply the net proceeds in the manner identified. Investors will, however, be relying on our management's judgment in connection with the ultimate application of those proceeds. Our failure to apply our net proceeds effectively would hamper our ability to succeed in the implementation of our business plan and may cause you to lose your investment in our shares.

Anti-takeover provisions could hinder a potential third-party acquisition.

     * Our Board of Directors may, from time to time, adopt certain provisions of the Florida Business Corporation
          Act, which, if adopted, could delay, discourage or prevent a change in control.

     * Adoption of such provisions could discourage bids for our common stock at a premium over the market price; could adversely affect the market price, if any, of our common stock; and could adversely affect the voting and other rights of the holders of our common stock.

<PAGE 20>


                     FORWARD-LOOKING STATEMENTS

Many statements made or incorporated by reference in this prospectus are "forward-looking statements". These forward-looking statements include statements about:

     *    our ability to make an acquisition

     *    our capital needs

     *    the competitiveness of the business in our industry

     *    our strategies

     *    other statements that are not historical facts

When used in this prospectus, the words "anticipate," "believe," "expect," "estimate," "intend" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those expressed or implied by these forward-looking statements, including:

     *    changes in general economic and business conditions

     *    actions of our competitors

     *    the time and expense involved in development activities

     *    changes in our business strategies

     * other factors discussed in the "Risk Factors" section and elsewhere in this prospectus.

The forward-looking statements in this prospectus reflect what we currently anticipate will happen. What actually happens could differ materially from what we currently anticipate will happen. We are not promising to make any public announcement when we think forward-looking statements in this prospectus are no longer accurate, whether as a result of new information, what actually happens in the future or for any other reason.

<PAGE 21>

                           USE OF PROCEEDS

	The proceeds we will receive will be $175,000 from the sale of 35,000 shares of our common stock or $1,000,000 from the sale of 200,000 shares of our common stock. We will not utilize any portion of the proceeds unless we sell at least 35,000 shares. We intend to use the proceeds from the sale of shares of our common stock in the order of priority shown in the following table:

                  Amount if   Amount if  Amount if   Amount if
                  35,000      70,000     140,000     200,000
                  shares are  shares     shares are  shares are
                  sold        are sold   sold        sold

Gross Proceeds    $175,000    $350,000   $700,000    $1,000,000

Rehabilitate Adit $40,000     $40,000    $40,000     $40,000

Trenching,        $12,000     $12,000    $12,000     $12,000
sampling,
analysis

Soils, analysis   $4,000      $4,000     $4,000      $4,000

Survey            $3,000      $3,000     $3,000      $3,000

Roads/Land        $10,000     $10,000    $10,000     $10,000

Geologists        $30,000     $40,000    $50,000     $60,000

Permitting and    $10,000     $17,000    $20,000     $20,000
Bonding

Reserve for       $2,000      $8,250     $8,250      $8,250
properties

Drilling          $0          $125,000   $250,000    $300,000

Assessment of     $0          $0         $50,000     $50,000
other properties

Acquisition of    $0          $0         $100,000    $100,000
properties


<PAGE 22>

Exploration of    $0          $0         $0          $195,000
other properties

Estimated         $64,000     $64,000    $64,000     $64,000
offering expenses

General and       $0          $26,750    $82,750     $112,750
administrative
expenses,
including legal
and accounting
fees and
administrative
support expenses
incurred in
connection with
our reporting
obligations to
the SEC

Contingencies     $0          $0         $6,000      $21,000



Our officers and directors have verbally agreed to assume responsibility for the expenses of the offering until such time, if any, that funds are available to us from this offering. Our legal fees in connection with this offering are expected to be $35,000.
We cannot now estimate our future legal fees.

In the event that we sell 35,0000 shares of our common stock, we intend to complete Phase 1 of our exploration program, which includes rehabilitation of adits, trenching, sampling, soil analysis and surveying.

In the event we sell 70,000 shares of our common stock, we intend to complete Phase 1 of our exploration program and commence a small
Phase 2 drilling program.

In the event we sell 140,000 shares of our common stock, we intend to complete Phase 1 of our exploration program and undertake a large

<PAGE 23>

Phase 2 drilling program as well as an assessment and acquisition of new properties.

In the event we sell 200,000 shares of our common stock, we intend to complete Phase 1 and 2 of our exploration program, assess and acquire new properties and commence the exploration of such new properties.

Until the offering proceeds are utilized, we intend to invest the proceeds received in one or more of the following:

     * an obligation that constitutes a "deposit" as that term is defined in section 3(1) of the Federal Deposit Insurance Act;

     *    securities of any qualifying money market mutual fund; or

     * securities that are direct obligations of or obligations guaranteed as to principal or interest by the United States; provided the securities can be readily sold or otherwise disposed of for cash at the time required without any dissipation of offering proceeds invested.

                           DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Future dividends, if any, will be determined by our Board of Directors. In addition, we may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so.

<PAGE 24>


                               DILUTION

                                      Amount if    Amount if
                                      35,000       200,000
                                      shares are   shares are
                                      sold         sold

Net tangible deficit per share on             $0.02         $0.02
September 30, 2005

Net tangible book value per share on
September 30, 2005 if the shares              $0.30         $1.41
were sold on that date

Amount of increase in net tangible
book value per share attributable to          $0.32         $1.43
cash payments made by purchasers of
the shares being offered

Amount of the immediate dilution
from the public offering price that           $4.70         $3.59
will be absorbed by purchasers

Cash contribution of purchasers            $175,000    $1,000,000

Cash contribution of officers,              $50,000       $50,000
directors, founders and affiliates

Price per share paid by officers,             $0.10         $0.10
directors, founders and affiliates

Price per share to be paid by                 $5.00         $5.00
purchasers of shares in this offering

The immediate and substantial dilution could adversely affect the value of the shares.

                    MANAGEMENT'S PLAN OF OPERATION

The following plan of operation should be read in conjunction with our financial statements and the related notes that appear elsewhere

<PAGE 25>

in this prospectus. The discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

Our objective is to be in the business of gold exploration. We entered into a Mining Exploration and Option Agreement (the "Option Agreement") with Hartmut W. and Inga M. Baitis (the "Claim Owner"), which Option Agreement relates to six (6) unpatented mining claims, Gold #1 through Gold #6 (collectively, the "Subject Claims") owned by the Claim Owner within the Delmoe Lake Property in Jefferson County, Montana (the "Property"). The Claim Owner is unrelated to us.

A memorandum of our Option Agreement has been recorded in the public records of Jefferson County, Montana. Our Option Agreement grants us a mining lease and provides us with an exclusive option to purchase the Subject Property. The purchase price of the Subject Property is $1,000,000, along with a 2% Net Smelter Return Royalty. We made an initial payment of $7,500 upon execution of the Option Agreement. An Additional payment of $7,500 is due on the first anniversary date of the Option Agreement with additional payments of $10,000 each due on each the next two subsequent anniversary date and with additional payments of $15,000 each due on each subsequent anniversary date until the Purchase Price is paid or the Option Agreement is terminated or cancelled.

In addition to the payments we are required to pay to the Claim
Owner, we are required to pay $750.00 per annum to the United States Department of the Interior, Bureau of Land Management in order to retain the Subject Claims.

The 120 acre Delmoe Lake Property is located in southwest Montana approximately 25 miles east of Butte in Sections 14 and 15, Township 3 North, Range 6 West, within the Homestake Mining District of Jefferson County, Montana. The Delmoe Lake Property is located on the southeast flank of the Boulder Batholith. A major northeast-southwest trending lineament is immediately adjacent to the mineralized area.

<PAGE 26>

Little information is available on the history of the Delmoe Lake Property or surrounding area prior to 1981. In September of 1981, Noranda Exploration Company conducted surface and underground chip and channel sampling. Noranda sampling of narrow (2 to 3 feet) quartz-pyrite veins showed high-grade results up to 0.612 oz/ton gold. Under the supervision of the Claim Owner, 18 samples were collected of which 5 were from underground workings. Independence Mining carried out a sampling program in 1992 consisted of 17 samples. Their sampling confirmed the previous Noranda results. The potential economic significance of the Subject Claims is based upon the sampling results previously reported. The Subject Claims have not yet been explored by us and until we are able to validate otherwise, the Property is without known reserves.

The Property is accessed by 13 miles of improved and unimproved gravel road off of Interstate Highway 90. Butte Montana, a major regional center with a population of estimated 40,000 and a domestic airport, is located approximately 25 miles to the west. A 2 mile 4-wheel drive road would be used to access the Property from Delmoe Lake, but such road will require work to provide access for heavy equipment.

Infrastructure in the region around the Property appears to be good with nearby power, phone, services, hotels, restaurants, housing and an extensive pool of skilled labor. Cellular service is available at the Property. The Property is at an altitude of between 6,600 and 7,200 feet and consists of mountainous terrain dropping south-westward into the Delmoe Lake basin. The area is forested predominately by lodge pole pine. Weather conditions include snowfalls as early as September until as late as early June.
Average precipitation is estimated at 25 inches per annum. Temperatures range from -50O F in January to +80O F in July.

We are an exploration stage company and there is no assurance that commercially viable gold-bearing mineral deposits exist on any of the Subject Claims. Our objective is to conduct a two phase exploration program on the Subject Claims to assess whether they possess any commercially viable gold-bearing mineral deposits. Although certain historical data reports the presence of gold-bearing mineral deposits, we cannot provide any assurance that the Subject Claims will prove commercially viable.

Our plan is to complete the first phase of our exploration program

<PAGE 27>

in order to confirm historical reports about our claims. We anticipate that the cost to undertake Phase 1 of our exploration program is approximately $140,000.00. We anticipate that the work included as part of Phase 1 of our exploration program will include surface geologic mapping, sampling, survey control, road rehabilitation, adit rehabilitation and trenching with subsequent mapping, sampling and analysis, soil survey, permitting and bonding. If Phase 1 of our exploration program is successful, we expect to proceed with a second Phase of our exploration program. Phase 2 of our exploration program is expected to include further excavation, drilling and engineering studies, and is expected to cost us approximately $250,000.00. Until we have completed Phase 2 of our exploration program, we can not determine if commercially viable gold deposits exist within the Subject Claims. If we receive at least the minimum proceeds of our offering, we will have adequate funds to complete Phase 1 of our exploration program, but we will not have sufficient funds to proceed with Phase 2 of our exploration program. If we receive the maximum proceeds of our offering we will have sufficient funds to complete Phase 2 of our exploration program.

Depending upon the receipt of proceeds of our offering and permissible weather conditions, we expect to commence Phase 1 of our exploration program during the month of June of the calendar year 2006 and we anticipate that Phase 1 will be concluded within three months after commencement. Until we complete Phase 1 of our exploration program, we are unable to determine when or if Phase 2 of our exploration program would commence. Should we undertake Phase 1 of our exploration program and if the results thereof do not confirm historical results, we anticipate that we will not terminate the Option Agreement and hope for higher gold prices, provided that we have adequate funds to do so. Additionally, if Phase 1 of our exploration program does not produce favorable results, we intend to acquire new claims for exploration, if we have the adequate funds to do so.

To date our founders, Arnold T. Kondrat and Lloyd J. Bardswich have contributed an aggregate of $50,000 to our capital in exchange for which we have issued 450,000 and 50,000 shares of our common stock, respectively to such parties.

<PAGE 28>

Since our inception, we have not generated any revenues, and we have incurred losses. We have not yet commenced operations, and our auditors have, as part of their report on our financial statements, included a "going concern opinion". Currently, we are entirely reliant upon receipt of at least the minimum proceeds of our offering to commence our proposed operations.

As of September 30, 2005, we had cash on hand in the amount of $19,365.

Assuming that we do not receive any proceeds from the sale of our shares from this offering, we anticipate that we will continue undertaking the activities similar to those very limited activities that we have undertaken from our inception. In that event, we believe that our cash requirements for the next twelve months would be approximately $50,000. If we do not receive any proceeds from the sale of our shares from this offering, we believe that our shareholders may be willing to loan or otherwise provide us sufficient funds to enable us to continue to operate for the next twelve months. We are not certain, however, that our shareholders will agree to loan or otherwise provide such funds to us, and if such funds are loaned or otherwise provided, we are not certain of the terms associated therewith. Other than funds from our shareholders, we are unable to determine whether any other source of funds may be available to us to allow us to obtain the amounts necessary to sustain our operations for the next twelve months without the receipt of proceeds from the sale of our shares from this offering. If, we do not receive any proceeds from the sale of our shares from this offering and if the funds we require are not available when we need them from other sources, we may be forced to terminate our business. We have not made any determination as to what we would do if we were required to terminate our business operations, and we have not entered into nor does we presently intend to enter into any negotiations, understandings, or agreements, preliminary or otherwise, to acquire or be acquired in a merger or reverse acquisition.
We have not had any revenues since inception, and our ability to continue as a going concern is dependent upon receipt of sufficient proceeds from this offering and shareholder loans. If we do not obtain sufficient proceeds from this offering or from loans from our shareholders, we will exhaust our limited financial resources before

<PAGE 29>

our business objectives can be accomplished. Although certain of our shareholders have indicated a willingness to provide limited amounts of shareholder loans, none of our shareholders have given us any binding commitment to provide any such shareholder loan or any amount thereof, and we can provide no assurance that we will be able to obtain a shareholder loan when and if funds are needed.

Until we receive proceeds from this offering, we intend to continue undertaking activities similar to those very limited activities that we have undertaken since our inception. From inception we negotiated and concluded the Option Agreement and we engaged Roscoe Postle Associates, Inc. to prepare a technical report on the Delmoe Lake Property.

If we receive the proceeds of the sale of the minimum number of our shares from this offering, we expect that we will only be able to continue undertaking activities similar to those very limited activities we have undertaken since our inception, namely, refinement of our business plan and to undertake our Phase 1 exploration program in accordance with the budget proposed therefor.

If we are able to sell at least fifty percent of the shares we are offering in connection with this offering, we anticipate that if the results of our Phase 1 exploration program so warrant, we will undertake our Phase 2 exploration program.

If we are able to sell at all of the shares we are offering in connection with this offering, we anticipate that in addition to the foregoing we will undertake to assess and acquire additional properties and commence exploration on new properties.

If we sell less than the maximum amount of our shares offered in connection with this offering, we may not have sufficient funds to complete any or all of our objectives described above, and we anticipate that our operations, if any, related to these activities may be hampered by our limited resources.

Furthermore, we can provide no assurance that the accomplishment by us of less than all of our objectives will produce any meaningful benefit for us. In that regard, if we are only partially able to meet our objectives, we may not have a viable business and we may be forced to terminate our operations. Likewise, to the extent that we

<PAGE 30>

require funds in excess of the amounts we have anticipated, we may not be able to obtain such funds and we may be forced to terminate our business.

Other than the foregoing, we do not expect to purchase or sell any significant equipment and do not expect any significant changes in the number of our employees.

                          PROPOSED BUSINESS

Background

We are a Florida corporation formed under the name of Gentor
Resources, Inc. on March 24, 2005.

Our objective is to be in the business of gold exploration. We entered into a Mining Exploration and Option Agreement (the "Option Agreement") with Hartmut W. and Inga M. Baitis (the "Claim Owner"), which Option Agreement relates to six (6) unpatented mining claims, Gold #1 through Gold #6 (collectively, the "Subject Claims") owned by the Claim Owner within the Delmoe Lake Property in Jefferson County, Montana (the "Property"). The Claim Owner is unrelated to us.

We are an exploration stage company and there is no assurance that commercially viable gold-bearing mineral deposits exist on any of the Subject Claims. Our objective is to conduct a two Phase exploration program on the Subject Claims to assess whether they possess any commercially viable gold-bearing mineral deposits. Although certain historical data reports the presence of gold-bearing mineral deposits, we cannot provide any assurance that the Subject Claims will prove commercially viable.

Our plan is to complete the first Phase of our exploration program in order to confirm historical reports about our claims. We anticipate that the cost to undertake Phase 1 of our exploration program is approximately $140,000.00. We anticipate that the work included as part of Phase 1 of our exploration program will include surface geologic mapping, sampling, survey control, road rehabilitation, adit rehabilitation and trenching with subsequent mapping, sampling and analysis, soil survey, permitting and bonding. If Phase 1 of our exploration program is successful, we expect to

<PAGE 31>

proceed with a second Phase of our exploration program. Phase 2 of our exploration program is expected to include further excavation, drilling and engineering studies, and is expected to cost us approximately $250,000.00. Until we have completed Phase 2 of our exploration program, we can not determine if commercially viable gold deposits exist within the Subject Claims. If we receive at least the minimum proceeds of our offering, we will have adequate funds to complete Phase 1 of our exploration program, but we will not have sufficient funds to proceed with Phase 2 of our exploration program. If we receive the maximum proceeds of our offering we will have sufficient funds to complete Phase 2 of our exploration program.

Depending upon the receipt of proceeds of our offering and permissible weather conditions, we expect to commence Phase 1 of our exploration program during the month of June of the calendar year 2006 and we anticipate that Phase 1 will be concluded within three months after commencement. Until we complete Phase 1 of our exploration program, we are unable to determine when or if Phase 2 of our exploration program would commence. Should we undertake Phase 1 of our exploration program and if the results thereof do not confirm historical results, we anticipate that we will not terminate the Option Agreement and hope for higher gold prices, provided that we have adequate funds to do so. Additionally, if Phase 1 of our exploration program does not produce favorable results, we intend to acquire new claims for exploration, if we have the adequate funds to do so.

Future Plans

We intend to search for additional properties of merit and, upon identification thereof, we intend to pursue the acquisition thereof so long as any such identified property can be acquired at a cost deemed by us to be reasonable and provided that the anticipated costs of development and exploration of such properties can be undertaken at a relatively low cost. We anticipate that as to any such property of merit so identified, that we will seek to undertake its development, independently or pursuant to a joint venture with others, or resell same.

<PAGE 32>

Agreements

The Option Agreement

Our entire business plan is based upon the Option Agreement The Option Agreement is dated April 29, 2005 and a memorandum of our Option Agreement has been recorded in the public records of Jefferson County, Montana. Our Option Agreement grants us a mining lease and provides us with an exclusive option to purchase the Subject Property. The purchase price of the Subject Property is $1,000,000, along with a 2% Net Smelter Return Royalty. We made an initial payment of $7,500 upon execution of the Option Agreement.
An Additional payment of $7,500 is due on the first anniversary date of the Option Agreement with additional payments of $10,000 each due on each the next two subsequent anniversary date and with additional payments of $15,000 each due on each subsequent anniversary date until the Purchase Price is paid or the Option Agreement is terminated or cancelled. We have attached the Option Agreement and the Memorandum thereof as an exhibit to this prospectus.

Report on the Delmoe Lake Property

We engaged Roscoe Postle Associates, Inc. ("RPA") to prepare a technical report on the Delmoe Lake Property for us in conformity with Security Exchange Commission guidelines for a description of property by issuers engaged or to be engaged in significant mining operations. Nathan Eric Fier, CPG, P.Eng., a Consulting Geologist and Mining Engineer associated with RPA, is the author of the technical report.

A summary of the information included as part of the technical report is as follows:
The 120 acre Delmoe Lake Property is located in southwest Montana approximately 25 miles east of Butte in Sections 14 and 15, T3N, R6W in the Homestake Mining District, Jefferson County.

Little information is available on the history of the Delmoe Lake property or surrounding area prior to 1981. In 1962, W.D. Mateer (Geologist) examined the property and collected 3 samples. These samples showed anomalous gold and silver values with dump grades assaying 0.46 oz/ton Au, 1.76 oz/ton Ag and 0.56 oz/ton Au, 2.02 oz/ton Ag. In 1970, an adit (location unknown) was rehabilitated

<PAGE 33>

and a single sample across the floor of the adit assayed 1.26 oz/ton Au, trace Ag and 94% Si.

The Delmoe Lake property is located on the southeast flank of the Boulder Batholith. A major northeast-southwest trending lineament is immediately adjacent to the mineralized area. This lineament system appears to be a main controlling trend for mineralization in Montana and Idaho.

A series of quartz veins can be traced on surface for a distance of approximately 4,000 feet. The host rock is a massive quartz monzonite to granodiorite. Alteration is minimal with minor bleaching and silicification of the wallrocks adjacent to mineralized veins.

In September of 1981, Noranda Exploration Company conducted surface and underground chip and channel sampling in the old adit. Noranda sampling of narrow (2 to 3 feet) quartz-pyrite veins showed high-grade results up to 0.612 oz/ton gold. Under the supervision of Hart Baitis (the current owner), 18 samples were collected of which 5 were from underground workings. Independence Mining carried out a sampling program in 1992 consisted of 17 samples. Their sampling confirmed the previous Noranda results. The U.S. Geological Survey completed an aeromagnetic geophysical survey for southwest Montana in 1964-65.

The property is considered to be at the grass-roots exploration stage. The proposed Phase 1 budget for Delmoe Lake is based on defining drill targets with an expenditure of $134,000. Work should include surface geologic mapping, sampling, survey control, road rehabilitation, adit rehabilitation, trenching with subsequent mapping, sampling and analysis, soil survey, permitting and bonding for the work program. Contingent upon the successful completion of the Phase 1 program, a Phase 2 program may be warranted at an estimated cost of $250,000.

We have attached a copy of the technical report to this prospectus.

Employees

We currently have no full-time employees. Our only employees are, Lloyd J. Bardswich (Joe) who serves as a director, our president, treasurer; Kitt M. Dale who serves as a director; and Samuel Lee

<PAGE 34>

Henry who serves as a director and our secretary and will also serve as our project supervisor for construction.

We expect that Mr. Bardswich will spend as much as 20 hours each week in attending to our business affairs, but Mr. Bardswich is not obligated to do so. We expect that Mr. Bardswich will also be engaged as a consultant to third-party companies engaged in mining businesses that may be competitive to us and that he will devote such portion of his time to such other activities as he may deem necessary. We believe that the time Mr. Bardswich intends to devote to our business affairs, along with the time to be provided to us by our other employees, will initially be adequate for us to implement our plan of operations. As our business develops and as our financial resources permit, we intend to hire such additional staff as may be necessary to further develop and implement our plan of operations.

We expect that Mr. Dale will spend as much as 5 hours each week in attending to our business affairs, but Mr. Dale is not obligated to do so. We expect that Mr. Dale will also be engaged as a consultant to third-party companies engaged in mining businesses that may be competitive to us and that he will devote such portion of his time to such other activities as he may deem necessary.

We expect that Mr. Henry will spend as much as 5 hours each week in attending to our business affairs, but Mr. Henry is not obligated to do so. We expect that Mr. Henry will also be engaged as a consultant to third-party companies engaged in mining businesses that may be competitive to us and that he will devote such portion of his time to such other activities as he may deem necessary.

Facilities

The Company's principal executive offices are located at 1 Alder
Gulch Road, Virginia City, Montana 59755; telephone (406)843-5383.

                              MANAGEMENT

Executive Officers and Directors

The following sets forth certain information with respect to our

<PAGE 35>

executive officers and directors. Each director holds such position until the next annual meeting of our shareholders and until his respective successor has been elected and qualifies.

       Name         Age                 Positions

Lloyd J.            60   Director, President, Treasurer and
Bardswich                Chief Financial Officer

Kitt M. Dale        45   Director


Samuel L. Henry     32   Director and Secretary

Any of our directors may be removed with or without cause at any time by the vote of the holders of not less than a majority of our then outstanding common stock. Officers are elected annually by the Board of Directors. Any of our officers may be removed with or without cause at any time by our Board of Directors.

Mr. Bardswich is one of our founders and has held his positions with us since our inception.

Mr. Bardswich is one of our Directors and serves as our corporate
President, our Treasurer and our Chief Financial Officer.

Mr. Bardswich holds a B.A. Sc. from the University of Windsor, Ontario Canada and a M.Eng (Mining) degree from McGill University, Montreal Canada. For the past five (5) years, Mr. Bardswich has been the president and general manager of Madison Mining Corporation, a private Montana corporation, served as an independent mining consultant for a variety of private clients in the United States, Canada, and Africa, and has been the president and director of BRC Diamond Corporation, a publicly held company that trades on the Toronto Venture Exchange under the symbol "BRC." In December 2004, Mr. Bardswich became a director of United Bolero Development, a publicly held company that trades on the Toronto Venture Exchange under the symbol "UNB."

Mr. Bardswich does not devote his entire time to us. He does intend to regularly to discuss our affairs and to review the status of our business operations. We anticipate that Mr. Bardswich will devote up to 20 hours per weeks to our business affairs. Any conflicts of interest that arise affecting Mr. Bardswich and us will be resolved

<PAGE 36>

by him in a manner that he deems will be fair. You may not agree with his determination. If you have any doubt about the abilities or integrity of Mr. Bardswich, you should not purchase any shares.

Mr. Dale is one of our Directors

Kitt M. Dale holds a Bachelors of Science (Mining Engineering) from Montana College of Mineral Science and Technology, Butte, Montana. For the past five (5) years, Mr. Dale has been the owner and operator of Indian Hay Ranch located in Sheridan, Montana, has served as an consulting mining engineer for M3 Engineering and Technology Group, Inc., and has served as a Maintenance and Operations Support Specialist for Barrick Gold, Kennecott Utah Copper Company, and the Ascentis Operations Company.

Mr. Dale does not devote his entire time to us. He does intend to regularly to discuss our affairs and to review the status of our business operations with Mr. Bardswich and Mr. Henry. We anticipate that Mr. Dale will devote up to 5 hours per weeks to our business affairs. If you have any doubt about the abilities or integrity of Mr. Dale, you should not purchase any shares.

Mr. Henry is one of our Directors and serves as our corporate
Secretary.

Mr. Henry holds an Associates degree in Business from the University of Montana, Western in Dillon, Montana. For the past five (5) years, Mr. Henry has been a construction supervisor for 3 Rivers Communication located in Ennis, Montana, a project supervisor for ORO Management at its Brown's Gulch Mining Operation located in Nevada City Montana, and a project supervisor with Moen Builders and M&W Milling and Refining located in Virginia City, Montana.

Mr. Henry does not devote his entire time to us. He does intend to regularly to discuss our affairs and to review the status of our business operations with Mr. Bardswich and Mr. Dale. We anticipate that Mr. Henry will devote up to 5 hours per weeks to our business affairs. If you have any doubt about the abilities or integrity of

<PAGE 37>

Mr. Henry, you should not purchase any shares.

Executive Compensation of our Executive Officers

We have no agreements relating to compensation with Mr. Bardswich, with Mr. Dale or with Mr. Henry. We have in the past, and anticipate that we will in the future, compensate Mr. Bardswich, Mr. Dale and Mr. Henry on a consulting basis in accordance with industry standard rates for the work provided. The compensation of our executive officers will be determined by our Board of Directors.
Our executive officers have verbally agreed to defer the payment of any compensation from us as an executive officer until such time, if any, that we obtain sufficient capital through this offering or otherwise. We do not presently intend to use any of the proceeds of this offering to compensate our executive officers, except that we intend to reimburse our executive officers for any expenses of the offering paid by them, if any.

We do not have any written procedures in place to address conflicts of interest that may arise as a result of the their outside business interests. Any such conflicts of interest that arise will be resolved by him in a manner that he deems will be fair. You may not agree with his determination. If you have any doubt about the abilities or integrity of Mr. Bardswich, you should not purchase any shares.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 30, 2005, there are 2 holders of record of our common stock. The following table sets forth certain information as of September 30, 2005 with respect to any person who is known to us to be the beneficial owner of more than 5% of our common stock, which is the only class of our outstanding voting securities and as to each class of our equity securities beneficially owned by our directors and officers and directors as a group:

    Name of Beneficial Owner    Amount of Shares   Approximate
                                Beneficially      Percent of
                                Owned             Class


<PAGE 38>

Arnold T. Kondrat                    450,000           90.0%
1 First Canadian Place
Suite 7070
Toronto,  Ontario M5X 1E3
Canada

Lloyd J. Bardswich                    50,000           10.0%
1 Alder Gulch Road
Virginia City, Montana 59755

Officers and Directors as a           50,000           10.0%
Group (1 person)

                         CERTAIN TRANSACTIONS

On formation, we issued an aggregate of 500,000 shares of our common stock to 2 founders, all of whom are, pursuant to the provisions of Rule 405 of Regulation C under the Securities Act, are deemed to be organizers of the Company since at inception, each of such shareholders received in excess of ten (10%) percent of the common stock of the Company. At the time of the issuance of our shares, our founders paid $50,000 for the shares.

                     DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 1,500,000 shares of common stock, par value $.0001 per share, and 500,000 shares of preferred stock, par value $.0001 per share.

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts, if any, as our Board of Directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of the common stock are not entitled to preemptive rights, and the common stock is not subject to conversion or redemption.

<PAGE 39>

The holders of our securities described under the caption "Security Ownership of Certain Beneficial Owners and Management", above, one of which is one of our director and an executive officer, own all of our outstanding common stock. These stockholders can determine the outcome of stockholder votes, including votes concerning the election of directors, amendments to our charter and bylaws, and the approval of significant corporate transactions such as a merger or sale of our assets. In addition, their controlling influence could have the effect of delaying, deferring or preventing a change in control of our company.

Our preferred stock may be issued from time to time in one or more series, and each of such series will have distinctive serial designations in such manner as is determined by our Board of Directors.

Each series of preferred stock may be of such number of shares and may have such rights and preferences, including but not limited to special voting rights, redemption rights, conversion rights, dividend rights, liquidation rights, other relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as may be stated in the resolution of our Board of Directors providing for the issuance of such preferred stock.

Control-Share Acquisitions and Affiliated Transactions

We may become subject to the control-share acquisition and affiliated transaction provisions of the Florida Business
Corporation Act. Those provisions could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer. Those provisions may also discourage bids for our common stock at a premium over the market price.

Transfer Agent

We intend to engage Florida Atlantic Stock Transfer Company, Inc., 7130 Nob Hill Road, Tamarac, FL 33321 whose telephone number is
(954)726-4954 as the transfer agent for our common stock.


<PAGE 40>

                   SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been any public market for our common stock.
Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices, if any, of our common stock and could impair our future ability to raise capital through the sale of equity securities.

In general, under Rule 144, any person who owns shares that were acquired from us at least one year prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

     * 1% of the number of shares of our common stock then outstanding or

     * the average weekly trading volume of the common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Shares that were acquired from us at least two years prior to the proposed sale may generally be sold by non-affiliates without restriction. Any shares purchased by our affiliates in this offering and subsequently publicly sold by those affiliates will not be subject to the one-year holding period. Sales under Rule 144 are also subject to a certain manner of sale provisions and notice requirements and to the availability of current public information about us.

                         PLAN OF DISTRIBUTION

Our Offering

We are offering 200,000 shares on a "best efforts" basis. Unless we receive paid subscriptions for at least 35,000 shares by May 31, 2006, no shares will be sold and all proceeds will be returned to subscribers without interest. If we sell at least 35,000 shares by that date, we may extend our offering until the earlier of September 30, 2006 or such time that all 200,000 shares are sold. The minimum

<PAGE 41>

purchase is 1,000 shares. There is no limit on the number of shares that may be purchased by any of our founders. Any purchases by them must be made with investment intent and made on the same terms and conditions as are purchases made by public investors.

We are making the offering through our President, who will not be compensated for offering the shares. However, subject to the limitation described under "Use of Proceeds," we will reimburse him for all expenses incurred by him in connection with the offering. Because we are offering the shares through our President without the use of a professional securities underwriting firm, there may be less due diligence performed in conjunction with this offering than would be performed in the event of an underwritten offering.

Prior to this offering, there has been no market for our common stock. The public offering price for the shares was determined solely by us and may be substantially higher than the prices that will prevail in the trading market, if one develops. Among the factors we considered in determining the public offering price were the absence of a record of operations, our current financial condition, our future prospects, the inexperience of our management, and the general condition of the equity securities market.

We initially intend to offer our shares in the states of Florida and New York, although we may expand our offering to other states.

If a public market develops for our common stock, trading in the common stock may be subject to the requirements of applicable rules under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving the common stock. Those rules require the delivery, prior to any transaction in the common stock, of a disclosure schedule explaining the penny stock market and associated risks, and impose various sales practice requirements on broker-dealers who sell the common stock to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon

<PAGE 42>

broker-dealers may discourage broker-dealers from effecting transactions in our common stock, which could severely limit its liquidity.

                          LEGAL PROCEEDINGS

There are no pending or threatened legal proceedings to which we are a party or of which any of our property is the subject, or to our knowledge, any proceedings contemplated by governmental authorities.

                           INDEMNIFICATION

We have agreed to indemnify our executive officers and directors to the fullest extent permitted by the Florida Business Corporation Act. The Act permits us to indemnify any person who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in our right) by reason of the fact that the person is or was an officer or director or is or was serving at our request as an officer or director. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement that were actually and reasonably incurred by the person in connection with the action, suit or proceeding; provided, however, that the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. We may indemnify officers and directors in an action by us or in our right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to us. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify such officer or director against the expenses which such officer or director actually and reasonably incurred. The indemnification provisions of the Florida Business Corporation Act are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote or otherwise.

<PAGE 43>

Insofar as indemnification arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                            LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus have been passed upon for us by Edward H. Gilbert, P.A. to the extent set forth in that firm's opinion filed as an exhibit to the registration statement. Edward H. Gilbert is the sole owner of Edward H. Gilbert, P.A. Neither Mr. Gilbert nor Edward H. Gilbert, P.A. currently owns any of our shares, but may be entitled to a yet undetermined amount of same. Mr. Gilbert is not one of our officers, nor is he a director.

                               EXPERTS

The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Dunwoody LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                        ADDITIONAL INFORMATION

We have electronically filed a registration statement on Form SB-2 with the SEC with respect to the shares of common stock to be sold in this offering. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any

<PAGE 44>

contract or other document, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read the registration statement and other materials we file with the SEC at the Public Reference Section of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement and other materials we file with the SEC may be obtained from the Public Reference Section upon payment of the prescribed fees therefor. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Upon the effectiveness of the registration statement of which this Prospectus is a part, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports and other information with the SEC.

We intend to furnish our stockholders with annual reports containing audited financial statements.

<PAGE 45>






                        GENTOR RESOURCES, INC.

                         FINANCIAL STATEMENTS

                          SEPTEMBER 30, 2005


<PAGE 46>

                        GENTOR RESOURCES, INC.

                               CONTENTS

                                                       Page(s)

Report of Independent Auditor                             48

Balance Sheet                                             50

Statements of Operations and Deficit                      52

Statement of Cash Flows                                   54

Notes to Financial Statements                             56



<PAGE 47>




       Report of Independent Registered Public Accounting Firm

To the Directors and Shareholders of
Gentor Resources, Inc.
(An Exploration Stage Company)

We have audited the balance sheet of Gentor Resources, Inc. (an exploration stage company) as at September 30, 2005, and the statements of operations and deficit and cash flows for the period March 24, 2005 (date of inception) to September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, these financial statements present fairly, in all material respects, the financial position of Gentor Resources, Inc. (an exploration state company) as at September 30, 2005 and the results of its operations and cash flows for the period from March 24, 2005 (date of inception) to September 30, 2005 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming

<PAGE 48>

that the Company will continue as a going concern.  As discussed in
Note 1 to the financial statements, the Company has a net loss of $62,238 and an accumulated deficit of $62,238 for the period ended September 30, 2005. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BDO Dunwoody LLP
Chartered Accountants
Toronto, Ontario
October 31, 2005

<PAGE 49>


                        GENTOR RESOURCES, INC.
                  (AN EXPLORATION STAGE CORPORATION)
                            BALANCE SHEET
                        (STATED IN US DOLLARS)
                       AS AT SEPTEMBER 30, 2005

ASSETS

CURRENT

Cash & cash equivalents (note 3)                          $19,365

                                                     ------------

TOTAL CURRENT ASSETS                                      $19,365

                                                     ============

LIABILITIES



CURRENT

Accounts payable and accrued liabilities                  $31,703

                                                     ------------

TOTAL CURRENT LIABILITIES                                 $31,703



SHAREHOLDERS' DEFICIT



Authorized
1,500,000 Common shares, $0.0001 par value
500,000 Preferred shares, $0.0001 par value

Issued and outstanding

<PAGE 50>


500,000 common shares (note 5)                                 50

Paid-in capital                                            49,950

Deficit accumulated during exploration stage             (62,338)

                                                     ------------

Shareholder Equity (Deficiency)                         ($12,338)

                                                     ------------

TOTAL LIABILITIES AND SHAREHOLDER DEFICIT                 $19,365

                                                     ============


See accompanying summary of accounting policies and notes to financial statements.

<PAGE 51>



                        GENTOR RESOURCES, INC.
                  (AN EXPLORATION STAGE CORPORATION
                 STATEMENTS OF OPERATIONS AND DEFICIT
                        (STATED IN US DOLLARS)
              FOR THE PERIOD MARCH 24, 2005 (INCEPTION)
                      THROUGH SEPTEMBER 30, 2005



EXPENSES



Mineral Properties                                $7,500

Consulting fees - related parties                 7,400

Consulting fees - others                          4,409

Legal, accounting and auditing fees               41,703


General and administrative expenses               1,432

                                                  -----------

                                                  (62,444)

Interest income                                   106

                                                  -----------

NET LOSS                                          (62,338)

DEFICIT, BEGINNING OF THE PERIOD                  -

                                                  -----------

DEFICIT, END OF PERIOD                            $(62,338)

                                                  ===========


<PAGE 52>

Basic and diluted loss per common share           (0.12)



Weighted aver number of shares                    500,000


See accompanying summary of accounting policies and notes to financial statements.


<PAGE 53>


                        GENTOR RESOURCES, INC.
                  (AN EXPLORATION STAGE CORPORATION
                       STATEMENTS OF CASH FLOWS
                        (STATED IN US DOLLARS)
              FOR THE PERIOD MARCH 24, 2005 (INCEPTION)
                      THROUGH SEPTEMBER 30, 2005

CASH PROVIDED BY (APPLIED TO):



OPERATING ACTIVITIES:

Adjustments required to reconcile net loss with net cash used in operating activities

Net loss for the period                           $(62,338)

CHANGE IN NON CASH WORKING CAPITAL BALANCE

Accounts payable and accrued liabilities          (31,703)

                                                  -----------

                                                  (30,635)

INVESTING ACTIVITIES:



FINANCING ACTIVITIES:

Common shares issued                              50,000

                                                  -----------



NET INCREASE IN CASH & EQUIVALENTS                $19,365

                                                  ===========

<PAGE 54>




SUPPLEMENTARY CASH FLOW INFORMATION

                                                  -----------

CASH RECEIVED FOR INTEREST                        $106

                                                  ===========



See accompanying summary of accounting policies and notes to financial statements.


<PAGE 55>



                        GENTOR RESOURCES, INC.
                  (AN EXPLORATION STAGE CORPORATION)
                    NOTES TO FINANCIAL STATEMENTS
                          SEPTEMBER 30, 2005

1.   ORGANIZATION AND GOING CONCERN

Gentor Resources, Inc. ("the Company") was incorporated on March 24, 2005 under the Florida Business Corporation Act. The Company is an exploration stage corporation formed for the purpose of prospecting and developing mineral properties. During the period, the company purchased option agreements to acquire exclusive gold exploration, prospecting and development rights and privileges to six (6) unpatented mining claims ("the Mining Claims"), located in the Jefferson County, State of Montana. To date, the Company's activities have been limited to its formation and the raising of equity capital. At present, management is devoting most of its activities to getting an SB-2 Registration Statement declared effective.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, the realization of assets and satisfaction of liabilities in the normal course of business. As at September 30, 2005, the Company has a loss from operations of $62,338 and accumulated deficit of $62,338. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditure, working capital and other cash requirements for the year ending September 30, 2006.

The Company's continued existence is dependent upon it emerging from the exploration stage, obtaining additional financing to continue operations, explore and develop the mining properties and the discovery, development and sale of ore reserves.

The Company plans to apply for an SB-2 Registration Statement and intends to raise additional funding through public or private place offerings. Funding may not be available at all or at terms that are acceptable to the Company.

<PAGE 56>

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the company to continue as a going concern.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a)   CASH AND CASH EQUIVALENTS

     Cash and equivalents consist of bank balances and other short term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

     b)   USE OF ESTIMATES

     The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from management's best estimates as additional information becomes available in the future.

     c)   MINERAL PROPERTIES

     The Company holds option agreements to acquire exclusive gold exploration, prospecting and development rights and privileges to six (6) unpatented mining claims ("the Mining Claims"), located in the Jefferson County, State of Montana. Under the mining exploration and option agreement signed on April 29, 2005,the Company holds the exclusive option to purchase the Mining Claims for a total cash consideration of One million United States dollars ($1,000,000) ("the purchase price") subject to a 2% Net smelter return royalty. A payment of $7,500 was made upon execution of the agreement on April 29, 2005 and an additional payment is due on the first anniversary date of signing and $15,000 per year thereafter until the purchase price has been paid, unless the agreement is terminated or cancelled. In the event the option to purchase is exercised, all annual payments and/or royalty production payments will be

<PAGE 57>

     credited against the purchase price.

     Annual payments towards the Mining Claims are expensed until such time as the properties have proven reserves when these amounts will be capitalized under mineral properties.

     d)   FAIR VALUE OF FINANCIAL INSTRUMENTS

     Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments. The fair value of its financial instruments approximates their carrying values, unless otherwise noted.

     e)   INCOME TAXES

     Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with US GAAP, which requires the use of asset/liability method of accounting for income taxes.
     Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and for the tax loss and credits carryforwards. Deferred tax assets and liabilities are measured using the enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not. The deferred taxes for the company therefore amount to nil at the balance sheet date.

     f)   NET LOSS PER COMMON SHARE

     Basic EPS is computed by dividing income (loss) attributable to common stockholders by weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period.


<PAGE 58>

3.   CASH AND CASH EQUIVALENTS
     Bank account                                               $4,266
     Cash on short term deposit                                $15,099
                                                               $19,365
                                                              ========
     The term deposit matures on October 23, 2005, and bears interest at 1.8%.

4.   RELATED PARTY TRANSACTIONS

     As part of initial capitalization of the Company, the founding shareholders subscribed for 500,000 common shares for cash consideration of $50,000.

     Consulting fees of $7,400 were paid to a director of the Company.

     These transactions are in the normal course of the Company's operations and were measured at the exchange amount.
5.   SHARE CAPITAL

     The authorized share capital of the Company consists of 500,000 preferred shares and 1,500,000 common shares with a par value of $0.0001per share. Each common share entitles the holder to one vote and no holder of the common shares shall be entitled to any right of cumulative voting. Preferred shares may be issued is series with distinctive serial designations.

     Currently, the Company has outstanding 500,000 common shares and no preferred shares. These were issued on incorporation
     March 24, 2005.

<PAGE 59>


No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by Gentor Resources, Inc. Neither the delivery of this prospectus nor any sale made will, under any circumstances, create any implication that there has been no change in the affairs of Gentor Resources, Inc. since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.
                       -----------------------
                          TABLE OF CONTENTS

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . 4

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . .21

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . .22

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . .24

DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25

<PAGE 60>

MANAGEMENT'S PLAN OF OPERATION . . . . . . . . . . . . . . . . . . .25

PROPOSED BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . .31

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35

CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . .39

DESCRIPTION OF COMMON STOCK. . . . . . . . . . . . . . . . . . . . .39

SHARES ELIGIBLE FOR FUTURE SALE. . . . . . . . . . . . . . . . . . .41

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . .41

LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . .43

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .44

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . .44

                       ------------------------


<PAGE 61>


Until                , 2005 (90 days after the date of this
prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        Gentor Resources, INC.

                             COMMON STOCK
                       ------------------------

                              PROSPECTUS
                       ------------------------
                          December 15, 2005


<PAGE 62>

                               PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the SEC registration fee are estimates.

                     ITEM                            AMOUNT

SEC registration fee                                       $117.70

Printing                                                 $3,000.00

Legal fees and expenses                                 $35,000.00

Accounting and auditing fees and expenses               $16,700.00

Blue sky fees and expenses                               $5,000.00

Transfer agent fees                                      $3,000.00

Miscellaneous                                            $1,500.00



TOTAL                                                   $64,317.70

ITEM 25.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant had agreed to indemnify its executive officers and directors the fullest extent permitted by the Florida Business Corporation Act. That Act permits the Registrant to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Registrant or in its right) by reason of the fact that the person is or was an officer or director or is or was serving our request as a an officer or director. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in

<PAGE 63>

connection with the action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The Registrant may indemnify officers and directors in an action by the Registrant or in its right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the Registrant. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the Registrant must indemnify such person against the expenses which such person actually and reasonably incurred. The foregoing indemnification provisions are not exclusive of any other rights to which an officer or director may be entitled under a our bylaws, by agreement, vote, or otherwise.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     (a) Upon formation, the Registrant issued 500,000 shares of common stock for an aggregate consideration of $50,000 to two founders, all of whom are, pursuant to the provisions of Rule 405 of Regulation C under the Securities Act are deemed to be "organizers" of the Company since at inception, each of such shareholders received in excess of ten (10%) percent of the common stock of the Company.

     (b)  There were no principal underwriters.

     (c) The aggregate consideration for the securities referred to in subparagraph was $50,000.

     (d) The Registrant claimed exemption from the registration provisions of the Securities Act of 1933 with respect to the securities pursuant to Section 4(2) thereof inasmuch as no public offering was involved.

ITEM 27.  EXHIBITS.

      3.01     Articles of Incorporation(1).

      3.03     Bylaws (1).


<PAGE 64>

      4.01     Form of Specimen Stock Certificate for the
               Registrant's Common Stock (1).
      5.01 Opinion of Edward H. Gilbert, P.A. regarding legality of securities being registered (1).
     10.01     Option Agreement (1).
     23.01     Consent of Edward H. Gilbert, P.A. (included in
               Exhibit 5.01)(1).
     23.02     Consent of BDO Dunwoody LLP(1).
     23.03     Consent of Roscoe Postle Associates, Inc.(1).
     99.01     Report of Roscoe Postle Associates, Inc.(1).

____________________
(1)Filed herewith.

ITEM 28.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of

<PAGE 65>

          the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


<PAGE 66>

                              SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the Virginia City, State of Montana, on the 15 day of December, 2005.

                                Gentor Resources, Inc.

                                /s/ Lloyd J. Bardswich
                                ---------------------------------
                                By: Lloyd J. Bardswich, President
                                and principal executive officer


                                /s/ Lloyd J. Bardswich
                                ---------------------------------
                                By: Lloyd J. Bardswich, principal
                                financial officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Date: December 15, 2005         /s/ Lloyd J. Bardswich
                                ---------------------------------
                                By: Lloyd J. Bardswich, principal
                                executive officer


<PAGE 67>

Date: December 15, 2005         /s/ Lloyd J. Bardswich
                                ---------------------------------
                                By: Lloyd J. Bardswich, principal
                                accounting officer

Date: December 15, 2005         /s/ Lloyd J. Bardswich
                                ---------------------------------
                                By: Lloyd J. Bardswich, director

Date: December 15, 2005         /s/ Kitt M. Dale
                                ---------------------------------
                                By: Kitt M. Dale, director

Date: December 15, 2005         /s/ Samuel L. Henry
                                ---------------------------------
                                By: Samuel L. Henry, director


<PAGE 68>